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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECLIPS ENERGY TECHNOLOGIES, INC.

(Exact Name of Registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

65-0783722

(I.R.S. Employer Identification No.)

3900A 31st Street North, St. Petersburg, Florida 33714

(Address of principal executive offices and Zip Code)

ECLIPS ENERGY TECHNOLOGIES, INC.

STOCK GRANT AND OPTION PLAN 2008,

(as amended)

(Full Title of the Plan)

Clifford J. Hunt, Esquire

Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard,

Seminole, Florida 33772

(727) 471-0444

(Name, address and telephone number of agent for service)

Copies to:

Benjamin C. Croxton, CEO

EClips Energy Technologies, Inc.

3900A 31st Street North, St. Petersburg, Florida 33714

(727) 525-5552

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer (__)

Accelerated filer (__)

Non-accelerated filer (__)

Smaller reporting company (_x_)

 (Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock par value $.0001 (3)	20,000,000	$0.0175	$350,000.00	$19.53

(1)

Covers an aggregate of 20,000,000 shares of Common Stock that may be issued by EClips Energy Technologies, Inc. (the “Company”) under the EClips Energy Technologies, Inc. Stock Grant and Option Plan 2008, as amended. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for purposes of computing the amount of the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the reported average of the high and low prices for the Registrant’s Common Stock on the OTC Bulletin Board on March 24, 2009.

(3)	Shares to be issued pursuant to the EClips Energy Technologies, Inc. Stock Grant and Option Plan 2008, as amended.

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EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is being filed solely for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective.  This Registration Statement is filed for the registration of an additional 20,000,000 shares of common stock of EClips Energy Technologies, Inc. (the “Company”) for issuance pursuant to the EClips Energy Technologies, Inc. Stock Grant and Option Plan 2008, as amended (the “Plan”).  Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement (Registration No. 333-155734), including any post-effective amendments thereto relating to the Plan are hereby incorporated by reference in this Registration Statement, except for Item 8, Exhibits, which is incorporated by reference herein to the Exhibit List immediately preceding the exhibits attached hereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

A.  The contents of the previously filed Registration Statement for Registrant, Registration No. 333-155734 on Form S-8 filed with the Securities and Exchange Commission on November 26, 2008 and all post-effective amendments thereto;

B. Our Annual Report on Form 10-KSB for the Year Ended December 31, 2007, as amended;

C. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the end of the year covered by the Registrant’s annual report incorporated by reference herein pursuant to (B) above;

D. Our Quarterly Report on Form 10-Q, as amended for the period ended March 31, 2008, as filed with the Commission;

E. Our Quarterly Report on Form 10-Q, as amended for the period ended June 30, 2008, as filed with the Commission;

F.  Our Quarterly Report on Form 10-Q, as amended for the period ended September 30, 2008, as filed with the Commission;

G.  The description of our Common Stock, par value $.0001 per share, set forth in our Registration Statement on Form 10SB12G filed on November 23, 1998, including any amendment or report filed for the purpose of updating such description; and

H. All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 8.  Exhibits.

Exhibit Number and Description	Location Reference

(a)

Financial Statements

(b)

Exhibits required by Item 601, Regulation S-K:

(3.0)

Articles of Incorporation and Bylaws

(3.1)

Articles of Incorporation (as amended)

Filed Herewith

(3.2)

Bylaws

See Note 1 (below)

(4.0)

Instruments Defining Rights of Security Holders

(4.1)

Specimen Certificate for Common Stock

See Note 2 (below)

(4.2)

Specimen Certificate for Class A Convertible

Preferred Stock

See Note 3 (below)

(4.3)

Specimen Certificate for Class B Convertible

Preferred Stock

See Note 2 (below)

(4.4)

Specimen Certificate for Class C Convertible

Preferred Stock

See Note 2 (below)

(4.5)

Specimen Certificate for Class D Convertible

Preferred Stock

Filed Herewith

(4.6)

EClips Energy Technologies, Inc.

Stock Grant and Option Plan 2008, as amended

Filed Herewith

(5.0)

Opinion re Legality

(5.1)

Opinion of Law Office of Clifford J. Hunt, P.A.

Filed Herewith

(10.0)

Material Contracts

(10.1)

Employment Agreement with Benjamin Croxton

dated January 31, 2006

See Note 4 (below)

(10.2)

Employment Agreement with Mike Prentice

dated January 31, 2006

See Note 4 (below)

(23)

Consents of Experts and Counsel

(23.1)

Consent of Ferlita, Walsh & Gonzalez, P.A.

Filed Herewith

(23.2)

Consent of Law Office of Clifford J. Hunt, P.A.

(included in Exhibit 5.1)

Filed Herewith

(24)

Power of Attorney (included in the signature pages to this

Filed Herewith

Registration Statement)

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Exhibit Key

Note 1	Incorporated by reference to the Company’s registration statement on Form 10-SBA filed with the Securities and Exchange Commission on February 2, 1999.
Note 2	Incorporated by reference to the Company’s Form S-8 filed with the Securities and Exchange Commission on November 26, 2008, Registration No. 333-155734.
Note 3	Incorporated by reference to the Company’s Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2006.
Note 4	Incorporated by reference to the Company’s Form S-8 filed with the Securities and Exchange Commission on January 31, 2006.

Item 9.  Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling

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person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Petersburg, State of Florida on March 25, 2009.

ECLIPS ENERGY TECHNOLOGIES, INC.

Date:  March 25, 2009

/s/ BENJAMIN C. CROXTON

BENJAMIN C. CROXTON,

Chief Executive Officer

Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin C. Croxton, or his substitute, as his or her true and lawful attorney-in-fact and agent, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorney and agent, determines may be necessary or advisable or required to enable the Company to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement on Form S-8.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement on Form S-8, to any and all amendments, and supplements to this Registration Statement on Form S-8 and to any and all instruments, documents or exhibits filed as part of or in conjunction with this Registration Statement on Form S-8, or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorney and agent, or his substitute, shall lawfully do or cause to be done by virtue hereof.  In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on the 25th day of March, 2009.

Date:

March 25, 2009

By:  /s/ BENJAMIN C. CROXTON

BENJAMIN C. CROXTON,

Chief Executive Officer

Chief Financial Officer, Director

March 25, 2009

By: /s/ PETER W. JAMES

PETER W. JAMES,

Chief Operating Officer

Director

March 25, 2009

By: /s/ JODI L. CRUMBLISS

JODI L.

CRUMBLISS,

Secretary, Director